Exhibit 99.1

Report of Independent Auditors

The Board of Directors and Stockholders of Ascent Energy, Inc.

We have audited the accompanying consolidated balance sheets of Ascent Energy, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ deficit and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ascent Energy, Inc. at December 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2006, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG, LLP

Dallas, Texas

August 13, 2007

ASCENT ENERGY INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except par value and share data)

	As of December 31,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,080	$4,255
Oil and gas revenue receivables	8,781	7,138
Joint interest receivables	883	1,272
Other receivables	152	812
Prepaid expenses and other assets	336	478
Fair value of derivatives	236	1,586
Inventory	773	646

TOTAL CURRENT ASSETS	12,241	16,187

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method	336,746	375,907
Unevaluated oil and gas properties	7,147	23,193
Other property and equipment	6,298	6,042

	350,191	405,142
Less—accumulated depreciation, depletion and amortization	(176,747)	(201,326)

Net property and equipment	173,444	203,816

OTHER ASSETS:
Deferred financing costs	760	619
Fair value of derivatives	127	254
Escrowed and restricted funds	649	687

TOTAL ASSETS	$187,221	$221,563

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$3,841	$9,768
Accrued liabilities	5,483	6,811
Undistributed oil and gas proceeds	5,385	5,130
Interest payable	343	701
Asset retirement obligations	517	761
Fair value of derivatives	11,469	6,062
Deferred sales proceeds	—	455

TOTAL CURRENT LIABILITIES	27,038	29,688

LONG-TERM LIABILITIES:
Bank credit facility	49,715	84,695
Senior notes	33,492	38,937
Senior subordinated notes	99,552	111,318
Interest payable	2,464	3,218
Fair value of derivatives	17,043	8,428
Asset retirement obligations	10,053	10,104
Deferred income taxes	1,865	1,247
Series A preferred stock accrued dividends	12,865	16,153
Commitments and contingencies	330	—

STOCKHOLDERS’ DEFICIT:
Series A preferred stock, par value $0.001 per share; 44,100 shares authorized, 41,100 shares issued and outstanding; liquidation preference $1,000 per share	40,124	40,167
Common stock, par value $0.001 per share; 20,000,000 shares authorized, 5,949,026 shares issued and outstanding	6	6
Additional paid-in capital	23,610	23,610
Accumulated deficit	(130,936)	(146,008)

TOTAL STOCKHOLDERS’ DEFICIT	(67,196)	(82,225)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$187,221	$221,563

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2004	2005	2006
REVENUES:
Oil	$25,431	$33,228	$37,821
Natural gas	22,021	36,634	30,719
NGLs	3,257	3,714	4,981

TOTAL REVENUES	50,709	73,576	73,521

COSTS AND EXPENSES:
Production and ad valorem taxes	3,091	3,332	3,636
Lease operating expenses	12,018	11,594	13,228
General and administrative expenses	8,272	8,436	13,107
Exploration expenses	854	3,460	14,398
Depreciation, depletion and amortization	31,207	20,771	24,443
Property impairments	20,711	1,254	1,768
Derivative (income) loss	6,604	33,851	(8,235)

TOTAL OPERATING EXPENSES	82,757	82,698	62,345

(LOSS) INCOME FROM OPERATIONS	(32,048)	(9,122)	11,176
INTEREST AND OTHER INCOME	203	561	918
INTEREST EXPENSE	(16,958)	(19,496)	(24,403)

LOSS BEFORE INCOME TAXES	(48,803)	(28,057)	(12,309)
INCOME TAX BENEFIT	12,472	209	569

NET LOSS	(36,331)	(27,848)	(11,740)
PREFERRED STOCK DIVIDENDS	(3,367)	(3,358)	(3,332)

NET LOSS ATTRIBUTABLE TO COMMON SHARES	$(39,698)	$(31,206)	$(15,072)

NET LOSS PER COMMON SHARE:
Basic and diluted:
Net loss per common share	$(6.67)	$(5.25)	$(2.53)

AVERAGE COMMON SHARES OUTSTANDING	5,949	5,949	5,949

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

AND COMPREHENSIVE INCOME (LOSS)

(in thousands)

	Series A Preferred Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income (loss)	Total
Balance December 31, 2003	$—	$6	$23,587	$(60,032)	$(4,148)	$(40,587)
Net loss attributable to common shares	—	—	—	(39,698)	—	(39,698)
Other comprehensive income:
Net change in fair value of derivatives, net of income tax of $2,705	—	—	—	—	4,148	4,148

Comprehensive loss	—					(35,550)
Issuance of warrants to purchase common stock	—	—	23			23
Reclassification of Series A preferred stock	40,054	—	—	—	—	40,054

Balance December 31, 2004	$40,054	$6	$23,610	$(99,730)	$—	$(36,060)
Net loss attributable to common shares	—	—	—	(31,206)	—	(31,206)
Amortization of warrants to purchase common stock	70	—	—	—	—	70

Balance December 31, 2005	$40,124	$6	$23,610	$(130,936)	$—	$(67,196)
Net loss attributable to common shares	—	—	—	(15,072)	—	(15,072)
Amortization of warrants to purchase common stock	43	—	—	—	—	43

Balance December 31, 2006	$40,167	$6	$23,610	$(146,008)	$—	$(82,225)

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2004	2005	2006
OPERATING ACTIVITIES:
Net loss	$(36,331)	$(27,848)	$(11,740)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depletion, depreciation and amortization	31,207	20,771	24,443
Property impairments	20,711	1,254	1,768
Exploratory costs	—	—	4,283
Deferred income tax benefits	(12,472)	(307)	(619)
Non-cash interest expense	14,655	16,104	18,189
Non-cash hedging and derivative losses (gains)	7,731	20,418	(15,499)
Gain on sale of assets	(200)	(658)	(593)
Other	21	6	—
Changes in assets and liabilities:
Oil and gas revenue receivables	(4)	(2,347)	1,643
Joint interest and other accounts receivables	(312)	1,107	(1,049)
Prepaid expenses, inventory and other assets	(28)	16	(29)
Interest payable	103	93	358
Accounts payable and accrued liabilities	(7,305)	959	7,183
Undistributed oil and gas proceeds	(355)	1,675	(255)
Commitments and contingencies	—	330	(330)
Accrued abandonment costs	—	—	(108)
Deferred sales proceeds	—	—	455
Escrowed and restricted funds	(52)	(98)	(37)

Net cash provided by operating activities	17,369	31,475	28,063
INVESTING ACTIVITIES:
Capital expenditures	(22,985)	(34,588)	(60,747)
Investment in Dyne Exploration Company	—	(1,159)	—
Sales proceeds	401	728	961

Net cash used in investing activities	(22,584)	(35,019)	(59,786)

FINANCING ACTIVITIES:
Proceeds on bank credit facility	3,800	9,550	37,980
Repayments on bank credit facility	(1,400)	(5,100)	(3,000)
Deferred financing costs	(750)	(342)	(82)

Net cash provided by financing activities	1,650	4,108	34,898

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,565)	564	3,175
CASH AND CASH EQUIVALENTS—BEGINNING OF YEAR	4,081	516	1,080

CASH AND CASH EQUIVALENTS—END OF YEAR	$516	$1,080	$4,255

SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$2,200	$3,299	$5,776

Cash paid for income taxes	$—	$99	$134

The accompanying notes are an integral part of these consolidated financial statements.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Ascent Energy Inc. (“Ascent,” “we” or “us”) is an independent natural gas and oil company engaged in the acquisition, exploration and development of both conventional and unconventional natural gas and oil properties in Texas, Oklahoma, Louisiana and the Appalachian region.

Ascent Energy Inc., a Delaware corporation, was incorporated on January 9, 2001 as a wholly owned subsidiary of South Louisiana Property Holdings, Inc., a Louisiana corporation formerly known as Forman Petroleum Corporation, which we refer to as the “Parent,” to acquire natural gas and oil properties in Louisiana, Texas and Oklahoma. In July 2001, the Parent contributed to Ascent substantially all of its assets and liabilities. In August 2001, Ascent acquired Pontotoc Production, Inc., an Oklahoma corporation, or Pontotoc, for approximately $48.5 million of cash and 5,323,695 shares of 8% Series B convertible preferred stock, $0.001 par value per share, or Series B preferred stock, of Ascent. We financed a portion of the cash purchase price for the Pontotoc acquisition with a portion of the net proceeds from the sale of $21.1 million of 8% Series A redeemable preferred stock, $0.001 par value per share, or Series A preferred stock, of Ascent. In August 2003, all of the outstanding shares of Series B preferred stock converted automatically into an aggregate of 1,000,000 shares of common stock of Ascent, and we paid all accrued but unpaid dividends in cash. Following the mandatory conversion of the Series B preferred stock, the Parent owns approximately 83% of the issued and outstanding shares of Ascent common stock.

2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation. The audited and unaudited consolidated financial statements include the accounts of Ascent and its subsidiaries. Those subsidiaries include Ascent Oil and Gas Inc., Ascent Energy Holdings, Inc., Ascent Louisiana, LLC, Ascent GP, LLC, Ascent LP, LLC, Ascent Operating, LP, Ascent Resources WV, Inc., Pontotoc Acquisition Corp., Dyne Exploration Company, South Louisiana Property Holdings Acquisition Company, Inc., Pontotoc Production Company, Inc., Oklahoma Basic Economy Corporation, Pontotoc Holdings, Inc., and Pontotoc Gathering, L.L.C. All inter-company balances have been eliminated. Certain prior year amounts have been reclassified to conform to current year presentation. The consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

Use of Estimates in the Preparation of Financial Statements. The preparation of the financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, equity, revenues and expenses. Our estimates include those related to natural gas and oil revenues, bad debts, natural gas and oil properties, operating expenses, natural gas and oil reserves, abandonment liabilities, contingencies and litigation. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. We evaluate our estimates and assumptions on a regular basis. We base our estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates used in preparation of our financial statements. In addition, alternatives can exist among various accounting methods. In such cases, the choice of accounting method can have a significant impact on reported amounts.

Natural Gas and Oil Reserve Estimates. Independent petroleum and geological engineers prepare estimates of our natural gas and oil reserves. Proved reserves, estimated future net revenues and the present value of our reserves are estimated based upon a combination of historical data and estimates of future activity. Our investors should not assume that the present value of our reserves is the current market value of our estimated proved reserves. Consistent with SEC requirements, we have based our present value from proved reserves on prices on

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the date of the estimate. The reserve estimates are used in calculating depletion, depreciation and amortization and in the assessment of assets for impairment as further discussed below. Significant assumptions are required in the valuation of proved natural gas and oil reserves which, as described herein, may affect the amount at which natural gas and oil properties are recorded. Actual results could differ materially from these estimates.

Revenue Recognition Policy. We follow the entitlements method of accounting for revenue recognition and natural gas imbalances and record our natural gas and oil revenues based on our revenue interest in our properties. Accrued sales are based on field or pipeline volume statements valued at purchaser contract terms.

Natural Gas and Oil Properties. U.S. generally accepted accounting principles allow the option of two acceptable methods for accounting for natural gas and oil properties. The primary differences between the two methods are in the treatment of exploration costs, the computation of depreciation, depletion and amortization and the calculation of property impairments.

We use the successful efforts method of accounting, and, as such, we capitalize all costs related to property acquisitions and successful exploratory wells, all development costs and the costs of support equipment and facilities. All costs related to unsuccessful exploratory wells are expensed. Other exploration costs, including geological and geophysical costs, are expensed as incurred.

Unproved leasehold costs are capitalized and are reviewed periodically for impairment. Costs related to impaired prospects are charged to expense. If natural gas and oil prices decline in the future, some of these unproved prospects may not be economical to develop, which could lead to increased impairment expense.

Costs of development dry holes and proved leaseholds are amortized on the unit-of-production method based on proved reserves on a field basis. The depreciation of capitalized production equipment and drilling costs is based on the unit-of-production method using proved developed reserves on a field basis.

We review our proved natural gas and oil properties for impairment on a field basis. For each field, an impairment provision is recorded whenever events or circumstances indicate that the carrying value of those properties may not be recoverable. The impairment provision is based on the excess of carrying value over fair value. Fair value is defined as the present value of the estimated future net revenues from estimated future production of total proved natural gas and oil reserves based on our expectations of future natural gas and oil prices and costs. Due to the volatility of natural gas and oil prices, it is possible that our assumptions regarding natural gas and oil prices may change in the future and may result in future impairment provisions. We recorded impairment provisions related to our proved natural gas and oil properties of $20.7 million, $1.3 million and $1.8 million for the years ended December 31, 2004, December 31, 2005 and December 31, 2006, respectively. The impairment provision for 2004 resulted primarily from a downward revision of our reserves at our New Taiton field in Texas.

Asset Retirement Obligations. Effective January 1, 2003, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations” (“SFAS 143”). SFAS 143 requires legal obligations associated with the retirement of long-lived assets to be recognized at their fair value at the time that the obligations are incurred. Upon initial recognition of a liability, that cost is capitalized as part of the related long-lived asset and allocated to expense over the useful life of the asset. Periodic accretion of the discount of the estimated liability is recorded in the income statement. We determine our asset retirement obligation by calculating the present value of estimated cash flows related to the liability.

We escrow a portion of the future abandonment costs of our wells and facilities. Escrowed funds of approximately $0.5 million related to future abandonment costs are included in escrowed and restricted funds on our balance sheets as of December 31, 2005 and December 31, 2006.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the changes to our asset retirement obligation for the periods ended December 31, 2004, December 31, 2005 and December 31, 2006:

	Year Ended December 31,
	2004	2005	2006
	(in thousands)
Asset retirement obligations at beginning of period	$8,319	$9,274	$10,570
Accretion expense	868	991	1,053
Liabilities incurred	135	450	375
Liabilities settled	(48)	(145)	(84)
Liabilities retired due to sale of assets	—	—	(384)
Revision in estimated cash flows	—	—	(665)

Asset retirement obligations at period-end	9,274	10,570	10,865
Less: current asset retirement obligations	85	517	761

Long-term asset retirement obligations	$9,189	$10,053	$10,104

Depletion, Depreciation and Amortization. We use estimates of proved natural gas and oil reserve quantities to estimate depletion, depreciation and amortization expense using the unit-of-production method of accounting. Depreciation of property and equipment other than natural gas and oil properties is calculated using the straight line method over the useful lives of the assets, ranging from three to fifteen years. Any change in reserves directly impacts the amount of depreciation, depletion and amortization expense we recognize in a given period. Assuming no other changes, as our reserves increase, depletion, depreciation and amortization expense decreases, and as our reserves decrease, depletion, depreciation and amortization expense increases. Changes in our estimate of proved reserves can cause material changes in our depletion, depreciation and amortization expense.

Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Substantially all of our cash balances as of December 31, 2005 and December 31, 2006 are in excess of federally insured limits.

Concentration of Credit Risk and Accounts Receivable. Financial instruments that potentially subject us to a concentration of credit risk consist principally of cash equivalents, accounts receivable and derivative instruments. We place our cash with reputable commercial banks and our derivative instruments with financial institutions and other firms that management believes have high credit ratings. A significant portion of our accounts receivable are due from purchasers of natural gas and oil, and such receivables seldom extend beyond 60 days. We do not require collateral to secure our natural gas and oil sales. In our capacity as operator of our properties, we incur drilling and operating costs that we bill to our joint interest owners based on their working interests. We have provided an allowance for doubtful accounts for certain purchasers and certain joint interest owners when the receivable balances extend beyond 90 days. Accounts receivable are presented net of the related allowance for doubtful accounts, which totaled $0.3 million and $0.2 million as of December 31, 2005 and December 31, 2006, respectively.

Major Customers. We sold natural gas and oil production representing more than 10% of our total revenues to the following customers:

	Year Ended December 31,
	2004	2005	2006
Sunoco	33%	37%	42%
Upstream Energy Services	27%	28%	26%

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Inventories. Inventories are stated at the lower of average cost or market. Inventory consists primarily of approximately $0.3 million of oil as of December 31, 2005 and December 31, 2006, and $0.5 million and $0.3 million of materials as of December 31, 2005 and December 31, 2006, respectively.

Deferred Financing Costs. Costs incurred in connection with the issuance of long-term debt are capitalized and amortized using the straight line amortization method over the term of the related instruments and reported as interest expense, which does not differ materially from the effective interest method. As of December 31, 2005 and December 31, 2006, we had capitalized costs of $0.8 million and $0.6 million, respectively, relating to our issuance of long-term debt in connection with our July 2004 financial restructuring and subsequent amendments of our debt. During the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we recognized associated interest expense of $0.3 million, $0.2 million and $0.2 million, respectively.

Fair Value of Financial Instruments. Our financial instruments consist primarily of cash equivalents, trade receivables, trade payables, derivative instruments and bank debt. Our cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values due to their short maturities. Our derivative instruments are reflected at fair value as provided by our counterparties. The fair value of our bank debt approximates its carrying value because the interest rate available to us is variable and reflective of market rates. Our senior notes and senior subordinated notes do not trade on any market and to determine the fair value of these financial instruments is not practicable. See note 4 for the terms of the senior notes and senior subordinated notes.

Derivative Instruments. We account for our derivative arrangements under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended by SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133,” SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities,” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” Under SFAS No. 133, instruments qualifying for hedge accounting treatment are recorded on the balance sheet as an asset or liability measured at fair value and subsequent changes in fair value are recognized in equity through other comprehensive income until the sale of the related hedged production is recognized in earnings, at which time amounts previously recognized on other comprehensive income are recognized in earnings. Any ineffective portion of changes in fair value on derivatives qualifying for hedge accounting treatment is recognized in earnings immediately. Instruments not qualifying for hedge accounting treatment are recorded on the balance sheet at fair value and subsequent changes in fair value are recognized in earnings. Derivative instruments entered into prior to our July 2004 financial restructuring qualified for hedge accounting treatment; however, derivative instruments entered into subsequent to such restructuring were not qualified for hedge accounting treatment.

Deferred Income Taxes. We follow the asset and liability method for accounting for deferred income taxes and income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Provisions for income taxes include deferred taxes resulting primarily from temporary differences due to different reporting methods for natural gas and oil properties for financial reporting purposes and income tax purposes.

As of December 31, 2006, we had a net deferred tax liability of $1.2 million. For financial reporting purposes, all development expenditures and certain exploratory costs on successful wells are capitalized and depreciated, depleted and amortized on the units-of-production method. For income tax purposes, only the equipment and leasehold costs relative to successful wells are capitalized and recovered through depreciation or depletion. Generally, most other exploratory and development costs are charged to expense as incurred; however, we follow certain provisions of the Internal Revenue Code that allow capitalization of intangible drilling costs where management deems appropriate. Other financial and income tax reporting differences occur as a result of statutory depletion and capitalization of interest expense for income tax purposes.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Contingencies. Contingencies are recognized upon determination of an exposure, which when analyzed indicates that it is both probable that a liability has been incurred and the amount of the liability can reasonably be determined.

Equity Compensation. As permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”), we accounted for stock-based compensation under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) using the intrinsic method for periods ended prior to the first interim or annual period after December 31, 2005. Accordingly, we measured compensation cost for stock options as the excess, if any, of the quoted market price of our common stock on the date of grant over the amount an employee must pay to acquire the stock. SFAS 123 established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As allowed by SFAS 123, we elected to continue to apply the intrinsic value based method of accounting described above, and we adopted the disclosure requirements of SFAS 123, which was amended by SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosures.” In March 2002, our board of directors adopted the Ascent Energy Inc. 2002 Stock Incentive Plan under which shares of our common stock were available for awards. On May 20, 2005, we adopted the Ascent Energy Inc. Amended and Restated Equity Incentive Plan (the “2005 Incentive Plan”); and, in connection therewith, each holder of options granted under our 2002 Stock Incentive Plan surrendered his or her options in exchange for an award under our 2005 Incentive Plan.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which is a revision of SFAS 123. SFAS 123(R) is effective for public companies for interim or annual periods beginning after December 15, 2005. SFAS 123(R) supersedes APB 25, and amends SFAS No. 95, “Statement of Cash Flows.” SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in financial statements based on their fair values beginning with the first interim or annual period after December 15, 2005, with early adoption encouraged. The pro-forma disclosures previously permitted under SFAS 123 are no longer an alternative to financial statement recognition. SFAS 123(R) also requires the tax benefits in excess of recognized compensation expenses to be reported as a financing cash flow rather than as an operating cash flow. SFAS 123(R) was effective for our first annual reporting period ending after December 31, 2005. We adopted SFAS 123(R) on January 1, 2006 using a modified prospective application. Our adoption of SFAS 123(R) did not have an impact on our financial statements.

Loss Per Common Share. Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period presented.

Diluted loss per common share for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 does not reflect the potential dilution of dilutive stock options or dilutive warrants to purchase shares of common stock. Because we had a net loss for each of these periods, the effect of the assumed exercise of these stock options and warrants to purchase common stock would have been antidilutive.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions taken or expected to be taken in a tax return, including issues relating to financial statement recognition and measurement. FIN 48 provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if the position is “more-likely-than-not” of being sustained if the position were to be challenged by a taxing authority. The Company adopted FIN 48 effective January 1, 2007. There was no material impact to the Company’s financial statements as a result of FIN 48.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under GAAP and requires enhanced disclosures about fair value measurements. It does not require any new fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. We are currently assessing whether we will early adopt SFAS 157 as of the first quarter of fiscal 2007 as permitted, and we are currently evaluating the impact that adoption may have on our consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans” (“SFAS 158”). SFAS 158 amends Statement 87, FASB Statement No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” Statement 106, and FASB Statement No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Post-retirement Benefits,” and other related accounting literature. SFAS 158 requires an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in the funded status in the year in which the changes occur through comprehensive income. SFAS 158 also requires employers to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. Employers with publicly traded equity securities are required to recognize initially the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of fiscal years ending after December 15, 2006. We currently have no defined benefit or other post-retirement plans subject to SFAS 158.

3. DERIVATIVE ARRANGEMENTS

Commodity Price Derivatives. SFAS 133 established accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the derivative’s fair value be recognized currently in earnings unless specific hedge accounting criteria are met.

We enter into derivative arrangements with respect to portions of our natural gas, natural gas and oil liquid production to reduce our sensitivity to volatile commodity prices. Our bank credit facility requires us to enter into derivative instruments covering a minimum of 50% for the three-year period following the effective date of the bank credit facility, but not in excess of 85% for the 12-month period immediately subsequent to any fiscal quarter, of forecast proved developed producing reserves. Historically, our derivative arrangements have been puts, price swaps and costless collar agreements. We believe that these derivative arrangements, although not free of risk, allow us to achieve a more predictable cash flow and to reduce exposure to price fluctuations. However, derivative arrangements limit the benefit of increases in the prices of natural gas and oil. Moreover, our derivative arrangements apply only to a portion of our production and provide only partial price protection against declines in prices. Additionally, these arrangements may expose us to risk of financial loss in certain circumstances. We have entered into a majority of our natural gas and oil derivatives with Fortis Energy LLC. We do not obtain collateral to support the agreements but monitor the financial viability of our counterparty and believe the credit risk is minimal. We continuously reevaluate our derivative arrangements in light of market conditions, commodity price forecasts, capital spending and debt service requirements. We do not enter into derivative transactions for trading purposes.

Fixed price swaps typically require monthly payments by us (if prices rise) or provide payments to us (if prices fall) based on the difference between the strike price and the agreed-upon average of either New York Mercantile Exchange, or NYMEX, or other widely recognized index prices. Currently, all of our derivative arrangements are settled based on NYMEX pricing.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Collar contracts set a minimum price, or floor, and a maximum price, or ceiling, and provide payments to us if the NYMEX price falls below the floor or require payments by us if the NYMEX price rises above the ceiling.

Puts provide payment to us if the NYMEX price falls below the strike price. If the NYMEX price is above the strike price, we have no payment obligation.

Currently, our natural gas contracts settle using the near-month NYMEX prices for the next to last trading day or the last trading day of the month. Our crude oil contracts settle using the average of the near month closing price for each day of the month.

In connection with our July 2004 financial restructuring, Fortis Energy LLC assumed our then existing derivative arrangements, which we refer to as the old derivative arrangements, and replaced them with new derivative arrangements. As of that date, we had a $4.0 million liability under our old derivative arrangements representing a deferred loss which was recognized on the balance sheet as a current asset and a corresponding derivative liability. The deferred loss was amortized monthly into earnings over the related contract periods, which were August 2004 through December 2004 and settlement of the liability will occur monthly through June 2007 as the new derivative arrangements are settled. The old derivative arrangements qualified for hedge accounting treatment; therefore, amortization of the deferred loss was recognized in gas sales.

The new derivative arrangements were not designated as hedges under SFAS 133; therefore, changes in fair market value and realized losses related to the new derivative arrangements are required to be reported in current earnings.

As of December 31, 2006, the fair market value of our natural gas and oil derivative arrangements was a liability of $12.9 million, which included the remaining liability of $0.4 million related to the deferred loss on the old derivative arrangements. The fair market values of our derivative arrangements as of December 31, 2006 are reflected on our balance sheet in current assets (fair value of derivatives), other assets (fair value of derivatives), current liabilities (fair value of derivatives) and long-term liabilities (fair value of derivatives) in the amounts of $1.3 million, $0.3 million, $6.1 million and $8.4 million, respectively.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As of December 31, 2006, our natural gas and oil derivative arrangements were as follows:

Natural Gas (MMBtus)	Quantity	Ceiling	Floor	Fixed Price	Put
2007
January 1, 2007 to March 31, 2007	260,100	$6.75	$4.65	—	—
January 1, 2007 to June 30, 2007	275,120	$10.25	$5.50	—	—
January 1, 2007 to March 31, 2007	315,912	$13.65	$8.00	—	—
April 1, 2007 to June 30, 2007	234,780	—	—	$7.26	—
April 1, 2007 to October 31, 2007	509,999	$10.95	$7.00	—	—
July 1, 2007 to December 31, 2007	920,000	$9.05	$5.00	—	—
November 1, 2007 to December 31, 2007	78,436	$13.95	$8.00	—	—

2008
January 1, 2008 to March 31, 2008	179,230	$13.95	$8.00	—	—
January 1, 2008 to December 31, 2008	1,460,000	$9.05	$5.00	—	—
April 1, 2008 to October 31, 2008	298,551	$9.60	$7.00	—	—
November 1, 2008 to December 31, 2008	56,808	$12.25	$8.00	—	—

2009
January 1, 2009 to March 31, 2009	154,402	$12.25	$8.00	—	—
January 1, 2009 to June 30, 2009	543,000	$9.05	$5.00	—	—
April 1, 2009 to October 31, 2009	647,304	$8.55	$6.75	—	—

Total	5,933,642

Oil (Bbls)	Quantity	Ceiling	Floor	Fixed Price	Put
2007
January 1, 2007 to June 30, 2007	25,010	$56.50	$47.00	—	—
January 1, 2007 to June 30, 2007	135,750	—	—	$44.95	—
January 1, 2007 to December 31, 2007	105,725	—	—	$64.80 to $65.03	—
July 1, 2007 to December 31, 2007	147,200	$50.00	$42.50	—	—

2008
January 1, 2008 to December 31, 2008	255,500	$50.00	$42.50	—	—
January 1, 2008 to December 31, 2008	101,960	—	—	$64.00 to $64.74	—

2009
January 1, 2009 to June 30, 2009	108,600	$50.00	$42.50	—	—
January 1, 2009 to October 31, 2009	154,328	—	—	$63.37 to $63.94	—

Total	1,034,073

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table shows the effect of our natural gas and oil derivative instruments on our consolidated income statements for the periods presented (in thousands) (quarterly amounts are unaudited):

	Oil and Natural Gas Derivatives Designated as Hedges			Oil and Natural Gas Derivatives Not Designated as Hedges
	Cash Settlements(1)	Amortization(2)	Reduction in Oil and Gas Sales(3)	Cash Settlements(1)	Amortization of Old Derivative Arrangements(4)	Unrealized Gains (Losses)	Derivative Gains (Losses)(5)
2004
1st Quarter	$(1,645)	$—	$(1,645)	$—	$—	$—	$—
2nd Quarter	(2,168)	—	(2,168)	—	—	—	—
3rd Quarter	(775)	(1,484)	(2,259)	(973)	411	(7,537)	(8,099)
4th Quarter	—	(2,474)	(2,474)	(1,858)	407	2,946	1,495

Total	$(4,588)	$(3,958)	$(8,546)	$(2,831)	$818	$(4,591)	$(6,604)

2005
1st Quarter	$—	$—	$—	$(1,481)	$254	$(15,062)	$(16,289)
2nd Quarter	—	—	—	(2,494)	469	332	(1,693)
3rd Quarter	—	—	—	(4,654)	475	(15,038)	(19,217)
4th Quarter	—	—	—	(4,779)	332	7,457	3,010

Total	$—	$—	$—	$(13,408)	$1,530	$(22,311)	$(34,189)

2006
1st Quarter	$—	$—	$—	$(2,423)	$206	$(966)	$(3,183)
2nd Quarter	—	—	—	(2,430)	339	(1,706)	(3,797)
3rd Quarter	—	—	—	(2,085)	343	13,997	12,255
4th Quarter	—	—	—	(602)	255	3,095	2,748

Total	$—	$—	$—	$(7,540)	$1,143	$14,420	$8,023

(1)	Cash settlements of derivative arrangements are included in net cash provided by operating activities.

(2)	Amortization relates to deferred loss under old derivative arrangements.

(3)	The ineffectiveness of these hedges was tested and determined to be immaterial.

(4)	Amortization relates to cash settlement of old derivative arrangements which qualified as hedges and were expensed in the prior year as a reduction of natural gas and oil sales. The amortization period for settlement of old derivative arrangements extends through June 2007.

(5)	Derivative loss for the year ended December 31, 2005 includes a $34.2 million loss on natural gas and oil derivatives and a $0.4 million gain on interest rate derivatives. Derivative gain for the year ended December 31, 2006 includes an $8.0 million gain on natural gas and oil derivatives and a $0.2 million gain on interest rate derivatives.

Interest Rate Derivatives. As of December 31, 2005 and December 31, 2006, we had outstanding $49.7 million and $84.7 million, respectively, of floating-rate debt attributable to borrowings under our bank credit facility. As a result, our interest expense fluctuates based on changes in short-term interest rates.

We enter into derivative transactions to secure a fixed interest rate for a portion of our debt under the bank credit facility. The primary objective of these transactions is to reduce our exposure to the possibility of rising interest rates during the term of the derivative transactions. We currently use fixed rate interest swaps for these purposes. Fixed rate interest swaps are not designated as hedges; therefore, gains and losses resulting from these derivative arrangements are reported as they occur as Derivative Loss in our consolidated statements of operations. We do not enter into derivative transactions for trading purposes.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Our fixed rate interest swaps typically provide monthly payments to us (if rates rise) or by us (if rates fall) based on the difference between the strike price and the British Bankers’ Association London Interbank Offered Rate, or the LIBOR. All of the Company’s fixed rate interest swaps are with affiliates of the financial institutions that are parties to our bank credit facility.

As of December 31, 2006, we had fixed rate interest swaps for $30.0 million per day for the period January 1, 2007 through July 27, 2007 at a fixed rate of 3.98%. During 2006, we had realized gains of $0.3 million and the fair market values of our interest rate derivative instruments was a net unrealized receivable of $0.3 million which is reflected on our balance sheet in current assets (fair value of derivatives).

4. LONG-TERM DEBT

We had the following long-term debt and long-term accrued interest outstanding as of the dates presented:

	As of December 31,
	2004	2005	2006
	(in thousands)
Bank credit facility	$45,265	$49,715	$84,695
Senior notes	28,612	33,492	38,937
Senior subordinated notes	88,579	99,552	111,318
Interest payable	2,498	2,464	3,218

	$164,954	$185,223	$238,168

Following is the principal maturity schedule for the long-term debt and long-term accrued interest outstanding as of December 31, 2006 assuming no extension of the maturing date of notes (in thousands):

2007	$—
2008	—
2009	—
2010	84,695
2011	153,473

$238,168

Bank Credit Facility. On July 27, 2004, we completed a financial restructuring that permitted the operating subsidiaries of Ascent Energy Inc., as borrowers, to enter into a new bank credit facility with a new group of bank lenders. In connection with our financial restructuring, we reorganized as a holding company by transferring all of our natural gas and oil operations to certain operating subsidiaries of Ascent Energy Inc.

Our bank credit facility provides for a borrowing base to finance our future acquisition opportunities and to assist in meeting our working capital requirements. Subject to our borrowing base limitation of $85 million, our bank credit facility provided for borrowings of up to $115.0 million as of December 31, 2006, which included a $100.0 million revolving credit facility and a $15.0 million acquisition facility. Borrowings under our revolving credit facility mature on November 1, 2010. As of December 31, 2006, we had $1.5 million available under our revolving credit facility and $13.6 million available under our acquisition facility. Our lenders periodically re-determine our borrowing base by applying criteria similar to those used with similarly situated natural gas and oil borrowers. We are required to provide engineering reports to the lenders under our bank credit facility during February and August of each year to assist the lenders in redetermining our borrowing base under the credit facility. The regularly scheduled borrowing base redeterminations occur semi-annually and are effective no later

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

than May (in the case of the engineering reports due during February) and November (in the case of the engineering report due during August) of each year. Additionally, the lenders have the right to require one unscheduled redetermination between regularly scheduled redeterminations. If at anytime borrowings are in excess of the borrowing base, we are required to either pay the amount of principal borrowings in excess of the borrowing base, give notice electing to pay the principal borrowing in excess of the borrowing base within 90 days of notice of deficiency, or give notice to the lenders of the granting of additional collateral acceptable to the lenders to the extent needed to allow an increase in the borrowing base sufficient to eliminate the borrowing base deficiency. On May 31, 2007, the lenders under our credit facility notified us that our borrowing base under this facility had been redetermined in the semi-annual review from $85 million to $75 million effective May 11, 2007. See note 9 for additional discussion on the Company’s May 2007 borrowing base redetermination.

Our bank credit facility provides for interest periods of one, two, three or six months for LIBOR loans. We can also elect to pay interest at a base rate calculated by reference to the higher of the federal funds rate or The Chase Manhattan Bank’s prime rate. In the case of either LIBOR loans or base rate loans, we are required to pay an additional interest rate margin that varies with the aggregate amount of loans and letters of credit outstanding under the line of credit. Additionally, we are required to pay commitment fees that range from 0.375% to 0.5% on our unused borrowings. Our interest rate as of December 31, 2005 and December 31, 2006 was 7.64% and 9.12%, respectively.

Our Parent and each operating subsidiary of Ascent Energy Inc. are borrowers under our credit facility. Ascent Energy Inc. is not a borrower under our bank credit facility, but is a party thereto and subject to certain restrictions thereunder. The stock of Ascent Oil and Gas Inc., which is the only direct wholly owned subsidiary of Ascent Energy Inc. that holds any assets, and substantially all of the assets of the subsidiaries of Ascent Energy Inc. are pledged to our lenders to secure the obligations of our operating subsidiaries under our bank credit facility.

We are subject to various financial and other covenants, and are required to maintain specified ratios, under our bank credit facility. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event of a change of control, as defined under our credit facility agreement, occurs. As of December 31, 2005, we were in compliance with all covenants and ratios. As of December 31, 2006, we were in compliance with all covenants and ratios, except for the ratio of current assets to current liabilities. On April 27, 2007, the lenders under the credit facility waived any violation under the credit facility related to our failure to comply with the ratio of current assets to current liabilities as of December 31, 2006. See note 9 for additional discussion on the Company’s compliance with covenants and ratios subsequent to December 31, 2006.

Our bank credit facility prohibits the subsidiaries of Ascent Energy Inc. from paying any cash dividends or cash redemptions or making any other cash distributions to Ascent Energy Inc. prior to July 27, 2006, and thereafter such cash dividends, redemptions, and distributions may be made only under certain circumstances.

We paid approximately $0.8 million of financing costs in July 2004 in connection with our entering into the bank credit facility and approximately $0.3 million and $0.1 million of financing costs during the years ended December 31, 2005 and December 31, 2006, respectively, in connection with amendments to our bank credit facility. These costs are being amortized on a straight-line basis over the life of the bank credit facility. During the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we recognized $0.1 million, $0.2 million and $0.2 million, respectively, of interest expense related to the amortization of deferred financing costs associated with our bank credit facility.

Senior Notes. On November 9, 2005, we issued approximately $33.5 million aggregate principal amount of our 16% Senior Notes due February 1, 2010 (or such later date as automatically extended in accordance with the

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

terms of the notes, but in no event later than February 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 16% Senior Notes due October 26, 2007, which we refer to as the old senior notes. The old senior notes were issued on July 27, 2004 in connection with our financial restructuring in exchange for all then outstanding principal and accrued but unpaid interest on certain promissory notes that we had issued during 2003 for short-term liquidity needs.

The senior notes are senior unsecured obligations and are not guaranteed by any of our subsidiaries. The senior notes are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior notes. Pursuant to the terms of the senior notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior notes at 101% of the aggregate principal amount plus accrued interest.

During each of the years 2006 through 2010, each holder of senior notes has the right, during the 30-day period beginning on September 1 of each such year, to deliver written notice to us rejecting any further extension of the maturity date of such holder’s senior notes. If the holder fails to deliver such notice on a timely basis, the maturity date of such holder’s senior notes will be automatically extended by one calendar year from the then applicable maturity date. Any senior notes that are the subject of a timely delivered notice will become due and payable at the then applicable maturity date. As of December 31, 2006, the senior notes were scheduled to mature on February 1, 2011. Upon maturity of the senior notes we must secure alternative financing arrangements in order to satisfy the maturing debt and accrued interest.

Interest on the senior notes accrues at a rate of 16% per annum and is payable semi-annually, in the form of additional senior notes. On April 30, 2006 and October 31, 2006, we paid the accrued interest on the senior notes by issuing an additional $2.6 million and $2.9 million, respectively, in senior notes. As of December 31, 2005 and December 31, 2006, we had outstanding $33.5 million and $38.9 million of indebtedness, respectively, under our senior notes and $0.8 million and $1.0 million of accrued interest, respectively.

Senior Subordinated Notes. On November 9, 2005, we issued approximately $99.6 million aggregate principal amount of our 11 3/4% Senior Subordinated Notes due May 1, 2010 (or such later date as automatically extended in accordance with the terms of the notes, but in no event later than May 1, 2015) in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Senior Subordinated Notes due 2008, which we refer to as the old senior subordinated notes. The old senior subordinated notes were issued on July 27, 2004 in connection with our financial restructuring in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Series A Senior Notes due 2006 which were originally issued on June 28, 2001 in connection with our acquisition of our south Texas properties.

The senior subordinated notes are senior subordinated unsecured obligations and are not guaranteed by any of our subsidiaries. The senior subordinated notes are subordinate in right of payment to the senior notes and are effectively subordinated to all indebtedness and other liabilities of our subsidiaries, including indebtedness under our bank credit facility. Under the terms of the senior subordinated notes, a cross-default provision is provided, where a default or acceleration of any indebtedness or guarantee of the Company, aggregating $5 million or more, results in a default for purposes of the senior subordinated notes. Pursuant to the terms of the senior subordinated notes, under certain conditions, a defined change of control may accelerate the maturity date and require the Company to redeem the senior subordinated notes at 101% of the aggregate principal amount plus accrued interest.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

During each of the years 2006 through 2010, each holder of senior subordinated notes has the right, during a 30-day period beginning on July 15 of each such year, to deliver written notice to us rejecting any further extension of the maturity date of such holder’s senior subordinated notes. If the holder fails to deliver such notice on a timely basis, the maturity date of such holder’s senior subordinated notes will be automatically extended by one calendar year from the then applicable maturity date. Any senior subordinated notes that are the subject of a timely delivered notice will become due and payable at the then applicable maturity date. As of December 31, 2006, the senior subordinated notes were scheduled to mature on May 1, 2011. Upon maturity of the senior subordinated notes we must secure alternative financing arrangements in order to satisfy the maturing debt and accrued interest.

Interest on the senior subordinated notes accrues at a rate of 11 3/4% per annum and is payable semi-annually in the form of additional senior subordinated notes. On April 30, 2006 and October 31, 2006, we paid the accrued interest on the senior subordinated notes by issuing an additional $5.6 million and $6.2 million, respectively, in senior subordinated notes. As of December 31, 2005 and December 31, 2006, we had outstanding $99.6 million and $111.3 million of indebtedness, respectively, under our senior subordinated notes and $1.7 million and $2.2 million of accrued interest, respectively.

8% Series A Preferred Stock and Warrants. As of December 31, 2005 and December 31, 2006, we had outstanding 41,100 shares of our Series A preferred stock and warrants to purchase 3,000 shares of our Series A preferred stock at an exercise price of $333.33 per share. Dividends on our Series A preferred stock accrue at the rate of 8% per annum. Accrued but unpaid dividends do not bear interest. Our board of directors has never declared or paid any dividends on the outstanding shares of Series A preferred stock. Each outstanding share of Series A preferred stock, and each share issuable upon exercise of the warrants described above, was or will be issued with a warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share. As of December 31, 2005 and December 31, 2006, we had outstanding warrants to purchase 7,888,858 shares of our common stock and had reserved for issuance warrants to purchase 575,829 shares of our common stock. All of our warrants are, or will be, exercisable on the date of issue. As of December 31, 2005 and December 31, 2006, the exercise price of our warrants to purchase common stock was $5.21 per share.

During December 2004, the terms of our Series A preferred stock were amended to eliminate our requirement to redeem the outstanding shares on a specified date, among other things. The amendment resulted in a balance sheet reclassification of the book value of the Series A preferred stock to stockholders’ deficit. Accrued but unpaid dividends on the Series A preferred stock are reflected as a liability on our balance sheet.

So long as the Series A preferred stock is outstanding, the warrants to purchase common stock must be exercised by tendering shares of Series A preferred stock. The fair value of the warrants to purchase common stock was reflected as an increase in additional paid-in capital and as a reduction of the Series A preferred stock. This value of approximately $299,000 was accreted through Series A preferred stock dividends. During the years ended December 31, 2004, December 31, 2005, and December 31, 2006, approximately $70,000, $70,000 and $44,000, respectively, was accreted as Series A preferred stock dividends.

If dividends are paid in respect of our common stock (other than dividends payable in common stock or in other securities or rights convertible into or exchangeable for common stock), the holders of our Series A preferred stock are entitled to participate with the holders of our common stock in the receipt of such dividends on a pro-rata basis based on the number of shares of common stock held by each holder assuming that each share of Series A preferred stock has been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock. In addition, upon any voluntary or involuntary liquidation, winding up or dissolution of Ascent Energy Inc., the holders of our Series A preferred stock are entitled to receive, in preference to any payment or distribution to the holders of our common

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

stock or any of our securities ranking junior to the Series A preferred stock, the greater of (i) $1,000 per share of Series A preferred stock plus all accrued but unpaid dividends thereon and (ii) the sum of (A) the amount such holders would have received had each share of Series A preferred stock been exchanged for a number of shares of common stock determined by dividing $1,000 by the then current exercise price of our warrants to purchase common stock and such holders participated with the holders of our common stock, on a pro rata basis, in the distribution of our assets and (B) all accrued but unpaid dividends on each such share of Series A preferred stock. Additionally, upon a defined change of control, each holder of Series A preferred stock shall have the right to require us to redeem the Series A preferred stock at a price equal to 101% of the liquidation value plus accrued dividends.

5. STOCK COMPENSATION

2002 Stock Option Plan. We previously had outstanding options to purchase shares of our common stock issued pursuant to the Ascent Energy Inc. 2002 Stock Incentive Plan. On May 20, 2005, we terminated the 2002 Stock Incentive Plan; and, in connection therewith, each holder of options surrendered his or her options in exchange for awards under our 2005 Incentive Plan. See Note 7, Commitments and Contingencies for further discussion regarding the 2005 Incentive Plan.

Options granted under the 2002 Stock Incentive Plan were non-qualified stock options with terms of ten years from the date of grant. Granted stock options vested over a five-year period at the rate of 20% per year or over a three-year period at the rate of 33 1/3% per year, in each case commencing on the first anniversary of the date of grant. A maximum of 1,500,000 shares of common stock were reserved for issuance under the 2002 Stock Option Plan.

Set forth below is a summary of stock option grants under our 2002 Stock Option Plan:

	2004		2005		2006
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	1,516,320	$5.21	1,054,120	$5.21	—	—
Granted	—	—	—	—	—	—
Exercised	—	—	—	—	—	—
Cancelled	0	—	(1,054,120)	5.21	—	—
Forfeited	(462,200)	5.21	—	—	—	—

Outstanding at end of year	1,054,120	$5.21	—		—

Options exercisable at period-end	461,928	$5.21	—	—	—	—
Weighted-average fair value of options granted during the year	—	—	—	—	—	—

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes relevant information about our reported results under the intrinsic method of accounting for stock awards with supplemental pro forma information as if the fair value recognition provision of SFAS 123 had been applied (in thousands, except per share data):

		Years Ended December 31,
		2004	2005	2006
Net loss available to common	As reported	$(39,698)	$(31,206)	$(15,072)
	Pro forma	$(39,890)	$(31,304)	$(15,072)
Basic and diluted loss per share	As reported	$(6.67)	$(5.25)	$(2.53)
	Pro forma	$(6.71)	$(5.26)	$(2.53)

Weighted average shares used in computation:
Basic and diluted		5,949	5,949	5,949

As required, the pro-forma disclosures above include options granted since March 6, 2002 through the date of cancellation. For purposes of pro-forma disclosures, the estimated fair value of stock-based compensation and other options was amortized to expense primarily over the vesting period.

6. INCOME TAXES

The provision (benefit) for income taxes for the periods presented consisted of the following (in thousands):

	Year Ended December 31,
	2004	2005	2006
Current:
Federal	$—	$—	$—
State	35	98	50

	35	98	50

Deferred:
Federal	(12,109)	—	—
State	(398)	(307)	(619)

Total (Benefit) Provision	$(12,472)	$(209)	$(569)

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

We had the following deferred tax assets and liabilities recorded as of the following dates (in thousands):

	December 31,
	2005	2006
Non Current Deferred Tax Assets:
Accrued Compensation	$320	$336
Bad Debts Reserved	60	78
Hedge Gains (Losses)	10,258	4,725
Accrued Retirement Obligations	4,114	4,228
Accrued Contingent Liabilities	128	—
Accrued Deferred Interest	708	5,862
Percentage Depletion Carry forwards	1,354	1,354
Net Operating Loss Carry forwards	32,308	34,506
Other	—	618

Non Current Deferred Tax Assets	49,250	51,707
Valuation Allowance	(15,993)	(19,055)

	33,257	32,652
Non Current Deferred Tax Liabilities:
Oil & Gas Properties	(35,077)	(33,717)
Other	(45)	(182)

Non Current Deferred Tax Liability	(35,122)	(33,899)

Net Deferred Tax Liability	$(1,865)	$(1,247)

Beginning in 2001, we established a valuation allowance which we increased periodically to reflect the uncertainty about the realization of the deferred tax asset. These increases in our valuation allowance are based on uncertainty surrounding our ability to utilize the entire balance of our deferred tax assets based on an analysis of whether we are more likely than not to receive such a benefit and if so, to what extent. During the twelve months ended December 31, 2006, we increased the valuation allowance by $3.1 million to $19.1 million based on reductions in gross deferred tax liabilities during the period net of increases in deferred tax assets.

The provision for income taxes at our effective tax rate differed from the provision for income taxes at the federal statutory rate as follows for the periods presented (in thousands):

	Year Ended December 31,
	2004	2005	2006
Computed benefit at the expected federal statutory rate	$(17,081)	$(9,820)	$(4,308)
State Taxes	(363)	(210)	(569)
Permanent Differences:
Interest on High Yield Debt Obligations Disallowed	—	155	1,133
Club Dues, Travel & Entertainment	11	17	21
Adjustment to Valuation Allowance	4,887	9,647	3,154
Other	74	2	—

Income tax benefit	$(12,472)	$(209)	$(569)

Effective Tax Rate on Income Before Taxes	25.6%	0.8%	4.62%

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Changes in the valuation allowance were the primary cause of differences between the effective tax rate and the statutory normal tax rate of 35% in the years ended December 31, 2004 and December 31, 2005. During the year ended December 31, 2006, the difference between the effective tax rate and the statutory normal tax rate was due to the permanent disallowance of $3.2 million of interest expense on our senior notes and senior subordinated notes, plus changes in the valuation allowance of $3.1 million.

As of December 31, 2006, we had a net federal loss carry forward of approximately $90.0 million that expires from 2021 through 2026.

7. COMMITMENTS AND CONTINGENCIES

Contingent Receivables. The Company engaged a consulting firm to audit a gas processing plant utilized in South Texas. Based on the audit findings, the Company believes the gas processing plant used incorrect volumes to calculate natural gas liquids and therefore, owes the Company additional revenues. However, we believe any revenue due to us may be partially offset by a reciprocal adjustment to residue gas. The Company, at this time, is unable to estimate the net adjustment resulting from the audit findings and accordingly, has not reflected the adjustment in the financial statements. Upon finalization of the audit findings, any adjustment related to the audit findings will be recorded in the Company’s financial statements.

Contractual Obligations. We lease office space and equipment under lease obligations classified as operating leases. Future commitments under these leases as of December 31, 2006 were as follows (in thousands) (unaudited):

Operating Leases
2007	$533
2008	588
2009	581
2010	582
2011	584
2012 and thereafter	1,073

$3,941

Rental expense under operating leases for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 was approximately $0.6 million, $0.7 million and $0.7 million, respectively, and is recorded as general and administrative expense.

Contingent Liabilities. From time to time, we may be a party to various legal proceedings and regulatory matters arising in the ordinary course of business. Currently, we are a party to litigation arising in the ordinary course of business. While we cannot determine the ultimate liability with respect to all of these matters, management does not expect these matters to have a material adverse effect on our business, financial condition, results of operations or cash flows.

During 2005, we entered into employment agreements with our named officers. During 2006, we entered into one additional employment agreement due to the naming of a new officer and two employment contracts terminated in connection with the resignation of two of the company’s officers.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Each employment agreement has an initial term of three years, but will automatically be extended for successive two-year terms on the anniversary date of each year beginning on the second anniversary date of the employee contract unless either party gives not less than 90 days written notice that such party desires not to renew the employment agreement.

Pursuant to the employment agreements, in the event an officer is terminated by us for “cause”, he will receive his accrued, but unpaid compensation, which we refer to as Accrued Obligations, and the continuation of any benefits to the extent required by ERISA. If an officer’s employment with us is terminated by reason of his death or “disability”, we will pay him, or his estate, the amount of compensation he would have otherwise received if his employment had not terminated for a period of six months following the officer’s death or disability. The employment agreements further provide that, if an officer is terminated by us without “cause” or if an officer terminates his employment for “good reason”, we will (i) pay the officer the Accrued Obligations, (ii) pay the officer his current rate of “total compensation” for the remaining term of the employment agreement, and (iii) continue to provide the officer life insurance, disability, health, and other benefits for a period of 12 months, or such longer period as required by ERISA, following his termination. Finally, if an officer’s employment with us terminates without cause or for good reason within one year of a “change in control”, we will provide the officer, in addition to the benefits described above in clauses (i) and (ii) in the case of a termination without cause or for good reason, (x) a lump sum cash payment equal to one times the officer’s current annual rate of “total compensation” (two times such amount in the case of our Chief Executive Officer), and (y) the continuation of the officer’s life insurance, disability, health and other benefits for a period of 24 months, or such longer period as required by ERISA, following his termination.

On May 20, 2005, we adopted an equity incentive plan for certain of our employees and directors, which we amended and restated in December 2005. We refer to this plan as the 2005 Incentive Plan. The purpose of the 2005 Incentive Plan was to advance our interests by encouraging and enabling a larger personal proprietary interest in us by certain key employees and directors. The 2005 Incentive Plan provides for payment of aggregate awards of up to 13.5% of our “Total Eligible Enterprise Value,” which is defined in the 2005 Incentive Plan as the amount by which the present value of the consideration payable to us or our securityholders in connection with a “Sale of Ascent,” as defined in the plan, exceeds our “Consolidated Funded Debt,” as defined in the plan. Upon consummation of any Sale of Ascent, all awards granted under the 2005 Incentive Plan become fully vested so long as the holder is still employed by us or in our service. All vested awards are payable in cash or in the same form of consideration received by us or our securityholders in such sale, as determined by the committee administering the 2005 Incentive Plan.

The 2005 Incentive Plan provided no provision for payments to participants in the event the Company consummated an initial public offering. During November 2006, the holders of the outstanding awards under the 2005 Incentive Plan agreed, under certain circumstances, to terminate their awards under the 2005 Incentive Plan upon consummation of an initial public offering in exchange for payments of cash bonuses and awards of restricted stock. In the event the Company consummates an initial public offering, termination of awards under the Incentive Plan in exchange for cash bonuses and restricted stock are contingent upon a corporate recapitalization and the consummation of an initial public offering occurring prior to June 30, 2007.

No amounts will be payable to the 2005 Incentive Plan participants unless a corporate recapitalization and the consummation of an initial public offering occur prior to June 30, 2007, or until the Sale of Ascent occurs under the 2005 Incentive Plan, if ever.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has not recognized a liability or compensation expense in its consolidated financial statements for the awards issued under the 2005 Incentive Plan due to the contingent nature of the awards. The Company continues to evaluate the probability of a defined Sale of Ascent or an initial public offering and a corporate recapitalization.

8. EMPLOYEE BENEFITS

We adopted a defined contribution retirement plan that complies with Section 401(k) of the Internal Revenue Code. Pursuant to the terms of the 401(k) Plan, all employees with at least three months of continuous service are eligible to participate and may contribute up to 70% of their annual compensation (subject to certain limitations). The 401(k) Plan provides that a discretionary match of employee contributions may be made by us in cash. For each of the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we made aggregate matching contributions of approximately $0.2 million based upon each employee’s plan contributions for the respective plan year. These matching employer contributions are immediately fully vested to the employees. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant.

Employee contributions under the 401(k) Plan are 100% vested, and participants are entitled to payment of vested benefits upon termination of employment.

9. RELATED PERSON TRANSACTIONS

Senior Notes. We issued approximately $33.5 million aggregate principal amount of our senior notes on November 9, 2005 to Jefferies & Company, Inc. and certain of its affiliated funds and employees (“The Jefferies Investors”), all of which are our securityholders, and certain affiliated funds that we refer to as “The TCW Funds” in exchange for all then outstanding principal and accrued but unpaid interest on our 16% senior notes due October 26, 2007.

We issued approximately $27.5 million aggregate principal amount of our 16% senior notes due October 26, 2007 and warrants to purchase up to 3,000 shares of our Series A preferred stock to The Jefferies Investors and The TCW Funds in connection with our July 2004 financial restructuring. The notes and warrants were issued in exchange for all then outstanding principal and accrued but unpaid interest on our senior promissory notes.

We issued $24.0 million aggregate principal amount of senior promissory notes between May 2003 and December 2003 to The Jefferies Investors and The TCW Funds for short-term liquidity needs and to fund our limited capital expenditure program in the third and fourth quarters of 2003.

The Jefferies Investors and The TCW Funds held approximately aggregate principal amount of our senior promissory notes as follows:

As of	Jefferies	TCW
	(in thousands)
December 31, 2003	$22,800	$1,200
December 31, 2004	27,179	1,433
December 31, 2005	31,814	1,678
December 31, 2006 (unaudited)	36,986	1,950

Interest on the senior notes is payable semi-annually in the form of additional senior notes.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Subordinated Notes. We issued approximately $99.6 million aggregate principal amount of our senior subordinated notes on November 9, 2005 to The Jefferies Investors and The TCW Funds in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% senior subordinated notes due 2008.

We issued approximately $85.9 million aggregate principal amount of our 11 3/4% senior subordinated notes due 2008 to The Jefferies Investors and The TCW Funds in connection with our July 2004 financial restructuring. The notes were issued in exchange for all then outstanding principal and accrued but unpaid interest on our 11 3/4% Series A senior notes due 2006. The 11 3/4% Series A senior notes due 2006 were issued on June 28, 2001 in connection with the acquisition of our south Texas properties.

The Jefferies Investors and The TCW Funds held aggregate principal amount of our 11 3/4% Series A senior notes as follows:

As of	Jefferies	TCW
	(in thousands)
December 31, 2003	$60,701	$14,299
December 31, 2004	71,690	16,888
December 31, 2005	80,571	18,981
December 31, 2006 (unaudited)	90,094	15,160

Interest on the senior subordinated notes is payable semi-annually in the form of additional senior subordinated notes.

8% Series A Preferred Stock and Warrants to Purchase Common Stock. In July 2001, we issued an aggregate of $21.1 million of units, each consisting of one share of our Series A preferred stock and one warrant to purchase 191.943 shares of our common stock at an exercise price of $5.21 per share, to The Jefferies Investors and The TCW Funds to fund part of the cash portion of our purchase price for Pontotoc. In August 2002, we issued an additional $20.0 million of units to The Jefferies Investors and The TCW Funds. In connection with the August 2002 issuance, we paid Jefferies & Company, Inc. an aggregate of $1.0 million of the cash proceeds of the unit offering for its services as our advisor.

Ascent Shareholders Agreement. In connection with the August 2002 unit issuance, we entered into an Ascent Shareholders Agreement with South Louisiana Property Holdings, Inc. and certain holders of our Series A preferred stock, which provides for a majority of our board of directors to be appointed by certain of The Jefferies Investors and The TCW Funds. Under the Ascent Shareholders Agreement, certain of The Jefferies Investors are entitled to designate two of our directors so long as they hold not less than 10% of the outstanding Series A preferred stock, certain other of The Jefferies Investors are entitled to designate two of our directors so long as they hold not less than 25% of the outstanding Series A preferred stock and The TCW Funds is entitled to designate one of our directors so long as it holds not less than 10% of the outstanding Series A preferred stock.

Related Party Leases. From February 1, 2002 through April 30, 2005, we subleased a portion of rented office space in New Orleans, Louisiana to Jefferies & Company, Inc. at subrental rates equal to the proportionate share of our rental rates under the lease. For the years ended December 31, 2004 and December 31, 2005, Jefferies & Company, Inc. paid us approximately $57,000 and $19,000, respectively, in subrent.

We lease office space under a three year lease which expires on October 31, 2007 from a company owned by an individual who served as our Vice President until April 2005, his brother, who is one of our employees, and their father. For the years ended December 31, 2004, December 31, 2005 and December 31, 2006, we paid approximately $86,000, $73,000 and $73,000 in rent under this arrangement.

ASCENT ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

10. SUBSEQUENT EVENTS

During the first quarter of 2007, we were unable to maintain the required ratio of current assets to current liabilities pursuant to the terms under our bank credit facility. We are required to maintain a current ratio of current assets to current liabilities of no less than 1.0 to 1.0 at the end of each fiscal quarter. As of March 31, 2007, the ratio of current assets to current liabilities was 0.69 to 1.0. In addition, we were unable to maintain the required ratio of current assets to current liabilities as of June 30, 2007. The lenders under the bank credit facility waived the current assets to current liabilities ratio non-compliance for the first and second quarter of 2007. We believe that we are in compliance with all other covenants under the credit facility at the end of the first and second quarter of 2007.

The May 2007 redetermination of the Company’s borrowing base under our bank credit facility resulted in a decrease in our borrowing base. On May 31, 2007, the lenders under our credit facility notified us that our borrowing base under this facility had been redetermined in the semiannual review from $85 million to $75 million effective May 11, 2007. The reduction in the borrowing base resulted in an over advance of $10.0 million. Pursuant to the terms under our credit facility agreement, we notified the lenders under the credit facility that we intended to make a $10.0 million payment to cure the over advance. We were able to cure the $10.0 million borrowing base deficiency within the 90-day cure period by obtaining funds from our second lien facility as discussed below. Payment of the over advance was made on August 9, 2007.

On July 24, 2007, we entered into a $25 million second lien term loan agreement that matures on May 11, 2011. The second lien term loan agreement provides for interest at a base rate, calculated as the higher of the federal funds rate plus 0.5% or the prime plus 5%; or LIBOR plus 6%. The second lien facility provided a commitment of $25 million from the date of execution of the agreement until funding. Upon initial funding, any unused commitment expired. The Company borrowed $25 million under the second lien facility on August 9, 2007. Borrowings were used to cure the $10 million over advance under our bank credit facility and further reduce our outstanding principal.

The stock of Ascent Oil and Gas Inc., which is a wholly-owned subsidiary of Ascent Energy Inc. that holds substantially all of the assets of the subsidiaries of Ascent Energy Inc., is pledged to our lenders to secure the obligations of our operating subsidiaries under the second lien term loan agreement. Ascent Energy Inc. is not a borrower under the second lien term loan agreement, but is a party thereto and subject to certain restrictions thereunder. We will be subject to certain restrictions and various financial and other covenants, which will restrict the payment of dividends or distributions and require the maintenance of specified ratios. Our covenants include a provision which accelerates the maturity date of all outstanding borrowings in the event of a change of control, as defined under our second lien term loan agreement, occurs.

OIL AND GAS ACTIVITIES (UNAUDITED)

In accordance with Statement of Financial Accounting Standards No. 69, “Disclosures About Oil and Gas Producing Activities,” we are making certain supplemental disclosures about our oil and gas exploration and production operations. While this information was developed with reasonable care and disclosed in good faith, it is emphasized that some of the data is necessarily imprecise and represents only approximate amounts because of the subjective judgments involved in developing such information. Accordingly, this information may not necessarily represent our current financial condition or our expected future results.

Capitalized Costs

Capitalized costs and accumulated depreciation, depletion, and amortization relating to our natural gas and oil producing activities, all of which are conducted within the continental United States, are summarized below for the periods presented (in thousands):

	Years Ended December 31,
	2005	2006
Proved producing oil and gas properties	$336,746	$375,907
Unevaluated properties	7,147	23,193
Accumulated depreciation, depletion, and amortization	(172,938)	(197,335)

Net capitalized costs	$170,955	$201,765

Costs Incurred(a)

Costs incurred in oil and gas property acquisition, exploration, and development activities are summarized below for the periods presented (in thousands, except per Mcfe and Boe data):

	Years Ended December 31,
	2004	2005	2006
Unproved acquisition costs	$1,045	$5,454	$9,501
Proved acquisition costs	449	1,748	9,497
Exploration costs (b)	4,579	8,829	25,253
Development costs	17,724	21,820	26,436

Costs incurred	$23,797	$37,851	$70,687

DD&A per Mcfe	$3.24	$2.35	$2.74
DD&A per Boe	$19.44	$14.08	$16.42

(a)	Includes capitalized and expensed costs incurred.

(b)	Includes $0.9 million, $3.5 million and $10.1 million of exploration costs expensed in 2004, 2005 and 2006 respectively.

Proved Oil and Gas Reserves

Proved reserves are estimated quantities of natural gas and oil which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods. All estimates of natural gas and oil reserves are inherently imprecise and subject to change as new technical information about the properties is obtained.

Proved natural gas and oil reserve quantities and the related discounted future net cash flows before income taxes for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 for our Oklahoma properties were prepared by Netherland, Sewell & Associates, Inc., independent reserve engineers. Proved natural gas and oil reserves and the related future net cash flows before income taxes for the years ended December 31, 2004, December 31, 2005 and December 31, 2006 for our Texas and Louisiana properties were prepared by LaRoche Petroleum Consultants, Ltd. (independent reserve engineers).

Our net ownership interests in estimated quantities of proved natural gas and oil reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below for the periods presented:

	Oil and NGLs Years Ended December 31,
	2004	2005	2006
	(MBbls)
Proved developed and undeveloped reserves:
Beginning of year	13,620	10,697	10,670
Revisions of previous estimates	(2,894)	567	(2,164)
Purchases of oil and gas properties	98	24	—
Extensions and discoveries	630	93	578
Dispositions	(12)	(5)	(3)
Productions	(745)	(706)	(709)

End of year	10,697	10,670	8,372

Proved developed reserves at end of year	6,043	6,371	5,381

	Natural Gas Years Ended December 31,
	2004	2005	2006
	(MMcf)
Proved developed and undeveloped reserves:
Beginning of year	80,423	37,311	42,066
Revisions of previous estimates	(45,525)	4,609	(9,647)
Purchases of oil and gas properties	30	3,991	—
Extensions and discoveries	7,541	747	3,902
Dispositions	—	—	(1)
Productions	(5,158)	(4,592)	(4,677)

End of year	37,311	42,066	31,643

Proved developed reserves at end of year	24,398	27,827	16,007

Standardized Measure

The table of the standardized measure of discounted future net cash flows related to our ownership interests in proved oil and gas reserves as of period end is shown below for the periods presented (in thousands):

	Years Ended December 31,
	2004	2005	2006
Future cash inflows	$664,223	$986,683	$656,968
Future natural gas and oil operating expenses	(199,622)	(276,962)	(230,539)
Future development costs	(48,002)	(56,042)	(60,749)

Future net cash flows before income taxes	416,599	653,679	365,680
Future income taxes	(102,131)	(179,732)	(66,507)

Future net cash flows	314,468	473,947	299,173
10% annual discount for estimating timing of cash flow	(124,146)	(193,019)	(129,586)

Standardized measure of discounted future net cash flows	$190,322	$280,928	$169,587

Future cash flows are computed by applying year-end posted prices of natural gas and oil to year-end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by our independent reserve engineers by estimating the expenditures to be incurred in developing and producing our proved natural gas and oil reserves at the end of the year, based on year-end costs and assuming the continuation of existing economic conditions. Future income taxes are computed using our tax basis in evaluated oil and gas properties and other related tax carryforwards. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of our natural gas and oil reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money, and the risks inherent in reserve estimates. The posted prices of oil and gas used with the above tables at December 31, 2004, 2005, and 2006 were $40.00, $57.75, and $57.75, respectively, per barrel and $5.74, $8.17, and $5.34, respectively, per Mcf. These prices are adjusted for quality, gravity, gathering and transportation fees, marketing fees, energy composition and regional price differentials.

Changes in Standardized Measure

Changes in standardized measure of discounted future net cash flows relating to proved natural gas and oil reserves are summarized below for the periods presented (in thousands):

	Years Ended December 31,
	2004	2005	2006
Changes due to current year operations:
Sales of natural gas and oil, net of natural gas and oil operating expense	(44,145)	(58,650)	(56,657)
Extensions and discoveries, net of future production and development costs	24,440	5,765	12,760
Purchases of oil and gas properties	1,119	8,419	—
Sales of oil and gas properties	(124)	(58)	16
Changes due to revisions in standardized variables:
Prices and operating expenses	38,764	123,290	(71,131)
Revisions of previous quantity estimates	(175,615)	30,847	(69,574)
Estimated future development costs, net of development costs incurred during the period	20,251	3,546	1,944
Accretion of discount	37,949	23,963	37,130
Net change in income taxes	58,468	(41,064)	66,330
Production rates, timing and other	(42,500)	(5,452)	(32,159)

Net change	(81,393)	90,606	(111,341)
Beginning of year	271,715	190,322	280,928

End of year	190,322	280,928	169,587